EXHIBIT 99.1

Company Contact:

Steven G. Mihaylo, CEO

iMergent, Inc.

801.431.4695 or 775.530.3955

Stevemihaylo@imergentinc.com

iMergent Reduces Workforce

OREM, Utah, January 9, 2009 -- iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, announced a reduction of its work force.  The company will reduce its workforce by approximately 25%, bringing its total workforce to approximately 250.  The company does not anticipate it will incur any associated charge in the third fiscal quarter ended March 31, 2009 as a result of this reduction.

Steve Mihaylo, iMergent’s chief executive officer, stated, “This action is a necessary response to current market conditions and our increased focus on the small to medium enterprise (SME) market.  Our employees are the heart of our organization, so it is with considerable reluctance that we are proceeding with this reduction.  We will continue to monitor the demand environment for our products and services and make necessary adjustments to maintain our strategic focus and strengthen our competitive position. This reduction is one of many actions the company is taking to improve operating results.”

Mihaylo added, “We are using these operating improvements as opportunities to implement some of the changes I believe are needed to improve our business model.  We are working to reach more highly qualified prospects as well as limiting sales efforts in markets where we have encountered less qualified prospects due to the current economic environment.  We believe these improvements will lead to improved profitability. We also believe, once the effects of these improvements have been realized, there should be a reduction in legacy complaints from customers and reviews by regulatory agencies.”

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers website development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sell upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements.  The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements.  Specific forward looking statements in this press release include information relating to a reduction of the Company’s work force; necessary adjustments, to maintain the strategic focus and strengthen the Company’s competitive position and actions the company is taking in an effort to improve operating results and improved profitability.  You are cautioned not to place undue reliance on our forward-looking statements.  We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

2